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                                                                     Exhibit 8.1

February 8, 2000






Gemstar International Group Limited
135 North Los Robles Avenue, Suite 800
Pasadena, California  91101

          Re:  Registration Statement on Form S-4 of Gemstar
               ---------------------------------------------

Ladies and Gentlemen:

     This opinion is delivered to you in connection with the Registration Statement on Form S-4 (No. 333-______), (the "Registration Statement") filed with the Securities and Exchange Commission by Gemstar International Group Limited, a British Virgin Islands corporation ("Gemstar"), in connection with the proposed merger (the "Merger") of G Acquisition Subsidiary Corp., a Delaware corporation and wholly-owned subsidiary of Gemstar, with and into TV Guide, Inc., a Delaware corporation ("TV Guide"), with TV Guide being the surviving corporation and causing TV Guide to become a wholly-owned subsidiary of Gemstar. We have reviewed the tax disclosure set forth in the Proxy Statement/Prospectus which is included in the Registration Statement (the "Proxy Statement/Prospectus"). In our opinion, the statements contained in the Proxy Statement/Prospectus under the headings "Material United States Federal Income Tax Consequences of the Merger" and "Change in Gemstar's Place of Incorporation From the British Virgin Islands to the State of Delaware - Tax Consequences" fairly and accurately present the information required to be presented.

     This opinion is based on current authorities and upon facts and assumptions as of this date, and is issued in reliance upon the completeness and accuracy of those facts and assumptions. This opinion is subject to change in the event of a change in the applicable law or a change in the interpretation of such law by the courts or by the Internal Revenue Service. There can be no assurance that legislative or administrative changes or court decisions will not be forthcoming that would
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Gemstar International Group Limited, February 8, 2000 - Page 2

significantly modify this opinion. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion has no binding effect or official status, and accordingly, no assurance can be given that the position set forth herein will be sustained by a court, if contested. No ruling will be obtained from the Internal Revenue Service with respect to the Merger.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. This letter is furnished by us as counsel for Gemstar and is solely for the benefit of Gemstar.

                                         Respectfully submitted,



                                         O'MELVENY & MYERS LLP